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                     [LETTERHEAD OF GOLDMAN, SACHS & CO.]

                                                                    EXHIBIT 23.6



PERSONAL AND CONFIDENTIAL


July 24, 1997



Board of Directors
United Waste Systems, Inc.
Four Greenwich Office Park
Greenwich, Connecticut  06830

Re: Registration Statement of USA Waste Services, Inc. ("USA Waste") relating to the Common Stock, par value $0.01 per share, of USA Waste, being registered in connection with the proposed merger among USA Waste, Riviera Acquisition Corp., a direct wholly-owned subsidiary of USA Waste and United Waste Systems, Inc.

Gentlemen:

Reference is made to our opinion letter dated the date hereof with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $.001 per share of United Waste Systems, Inc. (the "Company") of the Exchange Ratio (as defined in such opinion letter) pursuant to the Agreement and Plan of Merger dated as of April 13, 1997 by and among USA Waste, Riviera Acquisition Corporation, a wholly-owned subsidiary of USA Waste, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above referenced Registration Statement.
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United Waste Systems, Inc.
July 24, 1997
Page Two



In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--The Merger--Opinions of Financial Advisors," "The Merger and Related Transactions--Background of the Merger," "--United's Reasons for the Merger," "--Recommendation of the Board of Directors of United" and "--Opinion of Financial Advisor to United" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,


                                                /s/ GOLDMAN, SACHS & CO.